NEWS RELEASE                                         EXHIBIT 20           [Logo]
--------------------------------------------------------------------------------

For Release:    Immediate

Contact: Edwin J. Detrick, Investor Relations - (215) 761-6130 Wendell Potter, Media Relations - (215) 761-6133



                       CIGNA REPORTS FIRST QUARTER RESULTS


PHILADELPHIA, May 1, 2000 -- CIGNA Corporation (NYSE:CI) today reported first quarter 2000 operating income* from continuing operations of $265 million, or $1.57 per share. This compares with operating income from continuing operations of $229 million, or $1.10 per share for the first quarter of 1999.

"We continued to see good growth in revenues and profits, particularly for our health businesses," said H. Edward Hanway, CIGNA's chief executive officer.

SEGMENT RESULTS:

Employee Health Care, Life and Disability Benefits
--------------------------------------------------
This segment includes CIGNA's HMO, medical and dental indemnity, disability, specialty health care and group life insurance operations. The segment had operating income of $175 million in the first quarter of 2000, compared with $153 million for the same period last year.



--------------------------------
* Operating income (loss) is defined as net income (loss) excluding after-tax realized investment results and the cumulative effect of an accounting change in 1999.

     All earnings per share amounts are on a diluted basis.

     CIGNA made  certain  segment  reclassifications,  effective  1/1/2000.  See
     Exhibit 1 for additional information.

Revenues for the first quarter were $3.6 billion, compared with $3.3 billion for the same period last year.

Total covered medical lives were approximately 14.0 million at March 31, 2000. HMO medical membership was 7.1 million members, up 6% from March 31, 1999. Medical indemnity lives were 6.9 million, up 9% from March 31, 1999.

Employee Retirement Benefits and Investment Services
----------------------------------------------------
This segment, which operates in the defined contribution, defined benefit and corporate life insurance markets, had operating income of $65 million in the first quarter of 2000, compared with $63 million for the same period last year.

Assets under management at March 31, 2000 were $57 billion, an increase of 8% from $53 billion as of March 31, 1999.

International Life, Health and Employee Benefits
------------------------------------------------
This segment, which includes CIGNA's life insurance and employee benefits businesses operating in international markets, had operating income of $8 million in the first quarter of 2000, compared with operating income of $3 million for the same period last year.

Other Operations
----------------
Other Operations includes gain recognition related to the sale of the individual life insurance and annuity business, and the results of the leveraged corporate life insurance operation, the life and health reinsurance business, the settlement annuity business and investment and real estate subsidiaries. Other Operations had operating income of $28 million in the first quarter of 2000, compared with $34 million for the same period last year.

Corporate
---------
Corporate includes unallocated investment income and parent company expenses, primarily debt service. Corporate had a loss of $11 million in the first quarter of 2000, compared with a loss of $24 million for the same period last year.

NET INCOME
----------
Consolidated net income for the first quarter of 2000 was $271 million, or $1.60 per share. Consolidated net income for the same period last year was $188 million, or $0.91 per share, which included a $91 million after-tax charge for the cumulative effect of adopting a new accounting standard for guaranty fund and other insurance-related assessments, primarily related to the P&C business sold on July 2, 1999.

REVENUES
--------
Consolidated revenues for the first quarter of 2000 were $4.9 billion, compared with $4.5 billion for the first quarter of 1999.

ASSETS/SHAREHOLDERS' EQUITY
---------------------------
Assets at March 31, 2000 were $97.0 billion, compared with $95.3 billion at December 31, 1999. Shareholders' equity was $5.8 billion ($35.85 per share) at March 31, 2000, compared with $6.1 billion ($36.24 per share) at December 31, 1999.

SHARE REPURCHASE
----------------
In the first quarter of 2000, CIGNA repurchased 7.2 million shares of its common stock for $521 million. In April, CIGNA repurchased 1.6 million shares for $126 million. Total available repurchase authority was approximately $1.1 billion at May 1, 2000.


Quarterly earnings and conference call information is available on CIGNA's home page on the Internet (http://www.cigna.com).

CIGNA  CORPORATION                                                                                    Exhibit 1
COMPARATIVE  SUMMARY  OF  FINANCIAL  RESULTS
(Dollars in millions, except per share amounts)
                                                                                                   [CIGNA LOGO]

---------------------------------------------------------------------------------------------------------------
                                                                                        Three Months Ended
                                                                                              March 31,
                                                                                      2000              1999
---------------------------------------------------------------------------------------------------------------
REVENUES (Excluding discontinued operations)
    Premiums and fees                                                              $   3,989         $   3,600
    Net investment income                                                                716               721
    Other revenues                                                                       177               178
    Realized investment gains                                                              9                11
---------------------------------------------------------------------------------------------------------------
         Total                                                                     $   4,891         $   4,510
-----------------------------------------------------------------------------------============================

OPERATING INCOME (LOSS) BY SEGMENT (1) (2) (Excluding
  discontinued operations)
    Employee Health Care, Life and Disability Benefits:
        Indemnity operations (3)                                                   $      61         $      59
        HMO operations                                                                   114                94
                                                                                   ----------        ----------
          Total Employee Health Care, Life and Disability Benefits                       175               153
    Employee Retirement Benefits and Investment Services                                  65                63
    International Life, Health and Employee Benefits                                       8                 3
    Other Operations (3)                                                                  28                34
    Corporate                                                                            (11)              (24)
---------------------------------------------------------------------------------------------------------------
        Total                                                                      $     265         $     229
-----------------------------------------------------------------------------------============================

INCOME (LOSS) FROM CONTINUING OPERATIONS (2)
    Employee Health Care, Life and Disability Benefits:
        Indemnity operations (3)                                                   $      69         $      65
        HMO operations                                                                   113                94
                                                                                   ----------        ----------
          Total Employee Health Care, Life and Disability Benefits                       182               159
    Employee Retirement Benefits and Investment Services                                  63                64
    International Life, Health and Employee Benefits                                       8                 3
    Other Operations (3)                                                                  29                34
    Corporate                                                                            (11)              (24)
---------------------------------------------------------------------------------------------------------------
        Total                                                                      $     271         $     236
-----------------------------------------------------------------------------------============================

DILUTED EARNINGS PER SHARE:
    Operating income (Excluding discontinued operations)                           $    1.57         $    1.10
    After-tax realized investment gains (excluding discontinued operations)             0.03              0.04
---------------------------------------------------------------------------------------------------------------
    Income from continuing operations                                                   1.60              1.14
    Income from discontinued operations                                                   --              0.20
---------------------------------------------------------------------------------------------------------------
    Income before cumulative effect of accounting change                                1.60              1.34
    Cumulative effect of accounting change, net of taxes                                  --             (0.43)
---------------------------------------------------------------------------------------------------------------

    Net income                                                                     $    1.60         $    0.91
-----------------------------------------------------------------------------------============================
    Weighted average shares (in thousands)                                           169,310           207,708
-----------------------------------------------------------------------------------============================

SHAREHOLDERS' EQUITY at March 31:                                                  $   5,838         $   7,869
-----------------------------------------------------------------------------------============================

SHAREHOLDERS' EQUITY PER SHARE at March 31:                                        $   35.85         $   38.68
-----------------------------------------------------------------------------------============================

(1) Operating income (loss) is defined as net income (loss) excluding  after-tax realized  investment  results, and, in 1999, the cumulative effect of adopting a new accounting pronouncement.
(2) In 1999,  corporate overhead which would have been allocated to the P&C segment had the sale to ACE Limited not occurred was reported in Corporate (other operating expenses). Effective January 1, 2000, this overhead was allocated to the operating segments. See Exhibit 2 for additional information.
(3) Effective January 1, 2000, CIGNA combined the operations of one of its new business initiatives (Integrated
Care, the results of which had been previously  reported in Other  Operations) with a business  reported in the
Employee  Health Care, Life and Disability  Benefits  segment.  Integrated  Care's first quarter 1999 after-tax operating  loss of $4  million  was  reclassified  to conform  with this new  presentation.  See  Exhibit 2 for additional information.

CIGNA Corporation                                                                                                          Exhibit 2
Supplemental Financial Information
Financial Data Excluding Specific  Adjustments - Results of Operations
(Dollars in millions, except per share amounts)


                                                         Employee Health Care, Life & Disability Benefits            Employee
                                                                                                               Retirement Benefits
                                                         Indemnity             HMOs               Total         & Investment Svcs.
Three months ended March 31,                           2000    1999        2000    1999       2000     1999       2000      1999
                                                      -----------------------------------------------------------------------------

Operating income (loss) prior to reclassification     $  61    $  63      $ 114    $  94      $ 175    $ 157      $  65    $  63

   Reclassification for Integrated Care                  --       (4)        --       --         --       (4)        --       --
                                                      -----------------------------------------------------------------------------

Operating income (loss) as published                     61       59        114       94        175      153         65       63
   Pro forma overhead costs previously
     allocated to Corporate*                             --       (3)        --       (3)        --       (6)        --       --
                                                      -----------------------------------------------------------------------------
Operating income (loss) as adjusted for pro forma
     allocation of corporate overhead                 $  61    $  56      $ 114    $  91      $ 175    $ 147      $  65    $  63
                                                      =============================================================================

                                                        International
                                                       Life, Health &         Other
                                                        Emp. Benefits       Operations           Corporate         Consolidated
Three months ended March 31,                           2000     1999       2000     1999       2000     1999       2000     1999
                                                      ----------------------------------------------------------------------------

Operating income (loss) prior to reclassification      $   8    $   3      $  28    $  30     $ (11)    $ (24)     $ 265    $ 229

   Reclassification for Integrated Care                   --       --         --        4        --        --         --       --
                                                      ----------------------------------------------------------------------------

Operating income (loss) as published                       8        3         28       34       (11)      (24)       265      229
   Pro forma overhead costs previously
     allocated to Corporate*                              --       (1)        --       --        --         7         --       --
                                                      ----------------------------------------------------------------------------
Operating income (loss) as adjusted for pro forma
     allocation of corporate overhead                  $   8    $   2      $  28    $  34     $ (11)    $ (17)     $ 265    $ 229
                                                      ============================================================================

                                                            Diluted
                                                            Earnings
                                                           Per Share
Three months ended March 31,                             2000      1999
                                                      --------------------

Operating income (loss) prior to reclassification      $   1.57  $   1.10

   Reclassification for Integrated Care                      --        --
                                                      --------------------

Operating income (loss) as published                       1.57      1.10
   Pro forma overhead costs previously
     allocated to Corporate*                                 --        --
                                                      --------------------
Operating income (loss) as adjusted for pro forma
     allocation of corporate overhead                  $   1.57  $   1.10
                                                      ====================

*    In 1999,  corporate  overhead which would have been allocated to the P&C segment had the sale to ACE Limited not occurred was reported in Corporate (other  operating  expenses).  Effective  January 1, 2000, this overhead was allocated to the operating segments. Prior period amounts have not been restated to reflect this change but are illustrated above on a pro forma basis.